Exhibit 99.1

Protagonist Reports Second Quarter 2026 Financial Results and Provides Corporate Update

ICOTYDE™ First Full Quarter of Commercial Sales with Strong Early Adoption

Rusfertide NDA under Priority Review for Polycythemia Vera; PDUFA Date in August 2026

Comprehensive Phase 2b Program with PN-881, an Oral IL-17 Antagonist for Psoriasis, Planned to Initiate Early Q1 2027

Phase 1 Study Initiated with PN-477sc, a Triple GLP1/GIP/GCG Agonist Peptide for Obesity

Cash, Cash Equivalents and Marketable Securities of $849.5 Million as of June 30, 2026

NEWARK, Calif., August 5, 2026 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the second quarter ended June 30, 2026 and provided a corporate update.

"The second quarter of 2026 marked a defining growth phase for Protagonist with a successful commercial launch of ICOTYDE through our strategic partner and accelerating momentum across our internal R&D pipeline. ICOTYDE is quickly becoming a paradigm-shifting oral therapy for patients with moderate-to-severe plaque psoriasis, and rusfertide is approaching an FDA decision that could establish it as a first-in-class erythrocytosis targeted medicine for patients with polycythemia vera,” said Dinesh V. Patel, PhD, President and Chief Executive Officer of Protagonist Therapeutics. “Equally exciting is the decision to advance our wholly-owned oral IL-17 antagonist PN-881 into a comprehensive Phase 2b psoriasis program, based on the strongly supportive pharmacokinetic results from the Phase 1 study. Behind PN-881, we have a maturing set of diverse assets moving toward clinical studies in obesity, hematology and immunology. These are the results of years of disciplined investment in differentiated science and mark the beginning, not the culmination, of a new phase of value creation as we continue to advance our peptide platform and clinical pipeline.”

Second Quarter 2026 Recent Developments and Upcoming Milestones

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV)

•	As announced on March 2nd, the NDA for rusfertide was accepted by the FDA and granted Priority Review in Q1 2026, with a PDUFA goal date in August 2026.

•	Takeda holds exclusive worldwide development and commercialization rights to rusfertide following Protagonist's opt-out election in April 2026. As previously disclosed, this triggered a $200 million payment to Protagonist, with an additional $200 million opt-out fee and a separate $75 million milestone due upon FDA approval of rusfertide. The opt-out election also increased downstream economics payable to Protagonist, including up to $775 million in sales milestone payments and tiered worldwide royalties ranging from 14% to 29%. At $1.5 billion in annual net sales, the weighted-average royalty rate is approximately 21%, with the 29% tier applying to annual sales above $1.5 billion. Protagonist continues to work closely with Takeda as the FDA completes its review. In addition to Priority Review, rusfertide has received Breakthrough Therapy designation, Orphan Drug designation, and Fast Track designation from the FDA for polycythemia vera.

•	On June 1, Protagonist announced four presentations of Phase 3 VERIFY and long-term rusfertide data at the 2026 European Hematology Association Congress, including patient-reported outcome data from VERIFY and long-term efficacy and safety data from the REVIVE and THRIVE studies.

ICOTYDE™ (Icotrokinra): Oral IL-23 Receptor Antagonist

•	On March 18, Protagonist announced that Johnson & Johnson received U.S. FDA approval of ICOTYDE for the treatment of moderate-to-severe plaque psoriasis in adults and pediatric patients 12 years of age and older who weigh at least 40 kg and are candidates for systemic therapy or phototherapy. The approval triggered a $50 million milestone payment to Protagonist in the first quarter of 2026. The second quarter of 2026 represents ICOTYDE's first full quarter of commercial sales.

•	Under the collaboration with Johnson & Johnson, Protagonist remains eligible to receive up to $580 million in potential additional regulatory and sales milestone payments, as well as tiered royalties ranging from 6% to 10% on global net sales with an approximate 7.25% weighted-average royalty rate at $4 billion in annual net sales and a 10% tier applying to the incremental annual sales above $4 billion. ICOTYDE is the first and only FDA-approved targeted oral peptide for moderate-to-severe plaque psoriasis.

Wholly-Owned Clinical and Discovery Programs

•	PN-881 (oral IL-17 antagonist peptide): Pharmacokinetic data from the Phase 1 study supports the decision to advance PN-881 into a comprehensive Phase 2 psoriasis program, with initiation expected in early Q1 2027.

o	PN-881 achieved 24-hour Ctrough levels significantly higher than prospectively targeted IC90 (IL-17AA, IL-17FF, IL-17AA+FF) values with once-daily oral dosing[1]

•	PN-477 (triple GLP1/GIP/GCG agonist peptide for obesity): Phase 1 study with the injectable (sc) PN-477 has begun, and initiation of a Phase 1 study with the oral (o) formulation of PN-477 is anticipated in first half of 2027.

1 Additional information provided on slides 24 and 25 in the corporate deck posted to the corporate website as well as in the 8-K filed with the SEC on August 5, 2026

•	PN-458o (dual GLP/GIP agonist peptide): IND-enabling studies are ongoing with Phase 1 initiation anticipated in the second half of 2027.

•	PN-8047 (oral small molecule hepcidin functional mimetic): IND-enabling studies are ongoing, with Phase 1 initiation anticipated in Q1 2027.

•	Discovery: The Company continues to advance high-priority discovery programs including an oral IL-4Rα antagonist and amylin-based mono- and poly-agonists.

Second Quarter 2026 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of June 30, 2026, were $849.5 million as compared to $646.0 million as of December 31, 2025.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
License and collaboration revenue	$213,475	$5,546	$269,843	$33,867
Research and development expense	$42,061	$37,036	$88,800	$72,929
General and administrative expense	$12,648	$10,551	$25,925	$22,289
Income tax expense	$2,265	$172	$763	$172
Net income (loss)	$162,849	$(34,771)	$166,632	$(46,426)
Basic earnings (loss) per share	$2.47	$(0.55)	$2.54	$(0.73)
Diluted earnings (loss) per share	$2.29	$(0.55)	$2.35	$(0.73)

License and Collaboration Revenue: License and collaboration revenue of $213.5 million for second quarter of 2026 consisted primarily of (i) $192.4 million related to proportional recognition of the initial $200.0 million opt-out payment received from Takeda and (ii) $21.1 million for ongoing development services, including post opt-out wind down services, and rusfertide clinical supplies provided by us under the Takeda Collaboration Agreement and other revenues.

License and collaboration revenue of $269.8 million for six months ended June 30, 2026 consisted primarily of (i) $192.4 million related to proportional recognition of the initial $200.0 million opt-out payment received from Takeda, (ii) $27.4 million for ongoing development services, including post opt-out wind down services, and rusfertide clinical supplies provided by us under the Takeda Collaboration Agreement and other revenues, and (iii) a $50.0 million milestone earned from JNJ in Q1 2026 upon FDA approval of ICOTYDE.

License and collaboration revenue of $5.5 million for second quarter of 2025 consisted of (i) $5.0 million related to the initial transaction price of the Takeda collaboration agreement for development services provided by us, and (ii) $0.5 million related to the proportional recognition of the $25 million milestone earned in Q1 2025 but receivable following completion of the VERIFY clinical study report. License and collaboration revenue of $33.9 million for the six months ended June 30, 2025 consisted of: (i) $23.4 million related to proportional recognition of the $25 million milestone earned in Q1 2025 but payable following completion of the VERIFY clinical study report, and (ii) $10.5 million allocated to development services provided by us under the agreement during the period.

•	Research and Development ("R&D") Expense: The increases in R&D expense from the prior year periods were primarily due to our clinical development and pre-clinical discovery programs, partially offset by decreases in rusfertide expenses related to the Phase 3 VERIFY clinical trial. We expect our research and development expenses to increase significantly in the second half of 2026 compared to the first half of 2026. The increase is expected to be driven primarily by the advancement of PN-881 into a comprehensive Phase 2 psoriasis program, planned investments in clinical manufacturing and CMC activities, including at-risk expenditures to ensure readiness for other programs as they advance into clinical development (PN-477sc, PN-458, PN-8047), additional pre-clinical discovery programs, as well as an increase in headcount and stock-based compensation expense.

•	General and Administrative ("G&A") Expense: The increases in G&A expense from the prior year periods were primarily due to increases in stock-based compensation and other personnel-related expenses.

•	Net Income (Loss): Net income was $162.8 million, or $2.47 per basic share and $2.29 per diluted share, for the second quarter of 2026 as compared to net loss of $34.8 million, or $0.55 per basic and diluted share, for the second quarter of 2025. Net income was $166.6 million, or $2.54 per basic share and $2.35 per diluted share, for the six months ended June 30, 2026 as compared to net loss of $46.4 million, or $0.73 per basic and diluted share, for the six months ended June 30, 2025.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company with a proprietary technology platform that enables de novo discovery of peptide therapeutics. Two novel peptides derived from Protagonist's proprietary discovery platform are at or near commercialization. ICOTYDE™ (icotrokinra), licensed to Johnson & Johnson company Janssen Biotech, Inc., is the first and only targeted oral peptide that precisely blocks the Interleukin-23 receptor. ICOTYDE, launched in the U.S. in March 2026, is approved for the treatment of moderate-to-severe plaque psoriasis in adults and pediatric patients 12 years of age or older and is in Phase 3 development for psoriatic arthritis, ulcerative colitis and Crohn's disease. ICOTYDE was jointly discovered by Protagonist and Johnson & Johnson scientists, with Protagonist having primary responsibility for the development of ICOTYDE through Phase 1, and Johnson & Johnson assuming responsibility for further development and commercialization. Protagonist also discovered and led development through Phase 3 of rusfertide, a first-in-class hepcidin mimetic peptide licensed to Takeda Pharmaceuticals. An NDA for rusfertide for the treatment of polycythemia vera is under priority review with the FDA. The Company also has a number of clinical and preclinical programs addressing clinically and commercially validated targets, including an oral IL-17 antagonist peptide, obesity dual and triple agonists, an oral hepcidin functional mimetic, and the recently announced IL-4 and amylin programs.

More information on Protagonist, its pipeline drug candidates and its clinical studies can be found on the Company's website at https://www.protagonist-inc.com/.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding potential revenue from the Company's collaborations with Johnson & Johnson and Takeda, timing of regulatory actions and clinical trial completion, and advancement of the Company's discovery and clinical pipeline. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone and royalty payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com
+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
License and collaboration revenue	$213,475	$5,546	$269,843	$33,867
Operating expense:
Research and development (1)	42,061	37,036	88,800	72,929
General and administrative (1)	12,648	10,551	25,925	22,289
Total operating expense	54,709	47,587	114,725	95,218
Income (loss) from operations	158,766	(42,041)	155,118	(61,351)
Interest income	6,429	7,406	12,305	14,979
Other (expense) income, net	(81)	36	(28)	118
Income (loss) before income tax expense	165,114	(34,599)	167,395	(46,254)
Income tax expense	2,265	172	763	172
Net income (loss)	$162,849	$(34,771)	$166,632	$(46,426)
Net income (loss) per share, basic	$2.47	$(0.55)	$2.54	$(0.73)
Net income (loss) per share, diluted	$2.29	$(0.55)	$2.35	$(0.73)
Weighted-average shares used to compute net income (loss) per share, basic	65,935,769	63,510,537	65,514,150	63,238,682
Weighted-average shares used to compute net income (loss) per share, diluted	71,007,011	63,510,537	70,818,718	63,238,682

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Research and development	$7,558	$6,291	$15,327	$14,282
General and administrative	6,479	4,621	13,229	10,432
Total stock-based compensation expense	$14,037	$10,912	$28,556	$24,714

PROTAGONIST THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$849,451	$646,002
Working capital	769,967	532,133
Total assets	885,544	668,188
Deferred revenue	9,659	9,550
Accumulated deficit	(304,039)	(470,671)
Total stockholders' equity	841,543	614,707